Exhibit 99.1

For Immediate Release	TSX Venture: YERB.U, OTCQX® Best Market: YERBF

Yerbaé Partners With 3 New Distributors to Expand Distribution in Fry’s Food Stores Across Arizona

Crescent Crown, Finley Distributing, and Legacy Beverage to Service 129 Fry’s Food Stores

Scottsdale, Ariz., November 27, 2024 — Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) (“Yerbaé” or the “Company”), a plant-based energy beverage company, is pleased to announce its partnerships with Crescent Crown Distributing, LLC (“Crescent Crown”), Finley Distributing, LLC (“Finley”), and Legacy Beverage LLC (“Legacy”) to service distribution in Fry’s Food Stores across Arizona. Fry’s is a division of The Kroger Co., the largest grocery retailer in North America.

Crescent Crown is one of the largest beverage distributors in the United States, delivering more than 40 million beverage cases annually across Arizona and Louisiana. Known for its robust distribution network and exceptional service, Crescent Crown is well-equipped to introduce Yerbaé to the highly populated Phoenix market.

Finley, a family-owned business serving Southern Arizona, will play a key role in bringing Yerbaé to the Tucson market. Finley’s deep ties to local retailers and commitment to customer satisfaction will help expand the reach of Yerbaé’s plant-based beverages in the region.

Legacy, a premier distributor in Northern Arizona, will handle the Flagstaff market. Legacy’s reputation for delivering high-quality products and its strong local presence make it an ideal partner to distribute Yerbaé in this growing area.

“Partnering with Crescent Crown, Finley, and Legacy is an exciting step in our mission to provide more consumers with Yerbaé’s refreshing and energizing beverages,” said Todd Gibson, CEO and Co-Founder of Yerbaé. “We’re thrilled to expand our footprint and make Yerbaé available to even more consumers throughout the state.”

The new distributors will be delivering Yerbaé’s newest 12oz energy product line which includes- Mango Passionfruit, Watermelon Strawberry, Black Cherry Pineapple, Raspberry Sorbet and Peachy Mimosa Twist. The collaboration with these top-tier distributors strengthens Yerbaé’s presence in the Arizona market, where consumers are increasingly turning to healthier and functional beverage options.

Clarification on term of Loan Agreement with Maximcash

Further to the Company’s news releases dated July 3, 2024 and November 8, 2024, Yerbaé seeks to clarify the interest rate attributable to its loan with Maximcash Solutions LLC (“Maximcash”). Under the terms of the loan agreement, the loan’s standard interest rate should have been stated as 29% as opposed to the previously disclosed 55.8%. If the stacking fee, an event of default, and other situations are triggered under the terms of the loan, the effective interest rate has the potential to rise to the previously stated 55.8%. The Company does not reasonably expect these provisions to be triggered.

About Yerbaé

Yerbaé Brands Corp., (TSXV: YERB.U; OTCQX: YERBF) makes great-tasting energy beverages with yerba mate and other premium, plant-based ingredients. All Yerbaé energy beverages are zero calorie, zero sugar, non-GMO, vegan, kosher, keto-friendly, paleo-approved, gluten free and diabetic-friendly. Founded in Scottsdale, AZ in 2017, Yerbaé seeks to disrupt the energy beverage marketplace by offering a no-compromise energy solution, with input and support from its recently-announced Yerbaé Advisory Board, Sports and Entertainment. Find us @DrinkYerbaé on Instagram, Facebook, Twitter/X and TikTok, or online at https://Yerbaé.com.

On Behalf of the Board of Directors

“Todd Gibson”

Todd Gibson, Chief Executive Officer and Co-Founder

Contact Information:

For investors, investors@Yerbaé.com or 480.471.8391

To reach CEO Todd Gibson, todd@Yerbaé.com or 480.471.8391

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.